Exhibit 99.1

FOR IMMEDIATE RELEASE
February 16, 2006

                                       CONTACT:

                                       Omoiye Kinney
                                       Tasty Baking Company
                                       (215) 221-8527 or (267) 767-2823 cellular
                                       omoiye.kinney@tastykake.com

                                       Kate Shields
                                       FCF Schmidt Public Relations
                                       (610) 941-0395
                                       kshields@fcfschmidtpr.com


                         TASTYKAKE "DOUBLES" ITS APPEAL

   New Tastykake Doublicious(TM) Butterscotch Krimpets(R) to feature twice the icing; Tastykake Doublicious Peanut Butter KandyKakes(R) to debut with twice the peanut butter filling

PHILADELPHIA (February 16, 2006) -- Tasty Baking Company (NasdaqNM: TSTY) today announced that its two top-selling icon products, Butterscotch Krimpets and Peanut Butter Kandy Kakes, will become doubly-delicious in the company's new Tastykake Doublicious line. Although traditional Butterscotch Krimpets and Peanut Butter Kandy Kakes will still be available, their Tastykake Doublicious counterparts will offer twice the icing on Krimpets and twice the peanut butter filling in Kandy Kakes for Tastykake fans. Tasty Baking will have Tastykake Doublicious on store shelves beginning February 16, 2006.

"For over 75 years, Butterscotch Krimpets and Peanut Butter Kandy Kakes have been our most beloved products," said Vince Melchiorre, Senior Vice President and Chief Marketing Officer, Tasty Baking Company. "With the Tastykake Doublicious line, we're providing an even more indulgent version of these classics, enhancing the very product qualities that have made them time-tested snacking icons."

According to Melchiorre, Butterscotch Krimpets and Peanut Butter Kandy Kakes were the clear candidates for the company's Tastykake Doublicious debut. In 2004, the two product lines grossed approximately $50 million in sales for Tasty Baking Company and have been the top-selling products in the company's portfolio for decades.

Despite the significant enhancements to icing and filling, Doublicious Butterscotch Krimpets and Doublicious Peanut Butter Kandy Kakes will not have double the calories and fat of traditional Krimpets and Peanut Butter Kandy Kakes, which is good news for consumers looking to indulge. The Tastykake Doublicious versions of Butterscotch Krimpets are made from Tastykake's classic moist and fluffy Krimpets with twice the signature creamy butterscotch icing. Tastykake Doublicious Peanut Butter Kandy Kakes are double-stuffed with the legendary peanut butter filling that has made this snack cake a household staple since 1935. Both Tastykake Doublicious products are available in Family Pack boxes with a suggested retail price of $3.79.

To celebrate the launch of the Tastykake Doublicious line, Tasty Baking Company will host a series of "Doublicious Duos Days" at local malls along the Mid-Atlantic corridor. The events will serve as a mini-convention for local identical and fraternal twins, who will receive free Tastykake Doublicious products and a chance to win cash and prizes. The event schedule will be posted at www.tastykake.com in March.

New products have played a key role in Tasty Baking Company's growth initiatives since new management joined the company at the beginning of 2003. From 2003 through 2005, products introduced during that time have cumulatively grossed approximately $37 million in sales. The company's new sugar-free line, Tastykake Sensables(TM), has been particularly well received. Tastykake Sensables added $6 million to sales during the first three quarters of 2005 and are expected to top $10 million in sales during fiscal 2006.

Tasty Baking Company (NasdaqNM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

                                       ###

"Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995


Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. The company assumes no obligation to publicly revise or update any forward-looking statements.